Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2020

Tontitown, Arkansas, October 20, 2020...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $6.0 million, or diluted earnings per share of $1.04, for the quarter ended September 30, 2020, and net income of $3.9 million, or diluted earnings per share of $0.67 for the nine-month period then ended. These results compare to net income of $4.6 million, or diluted earnings per share of $0.79, and net income of $21.5 million, or diluted earnings per share of $3.65, respectively, for the three and nine months ended September 30, 2019. Each of these periods included unrealized non-cash gains or losses associated with the Company’s investments in marketable equity securities. Excluding the impact of these items, adjusted (non-GAAP) net income was $6.4 million, or adjusted (non-GAAP) diluted earnings per share of $1.11 for the quarter ended September 30, 2020, and adjusted (non-GAAP) net income was $9.4 million, or adjusted (non-GAAP) diluted earnings per share of $1.64 for the nine-month period then ended. This compares to adjusted (non-GAAP) net income of $5.0 million, or adjusted (non-GAAP) diluted earnings per share of $0.87, and adjusted (non-GAAP) net income of $20.1 million, or adjusted (non-GAAP) diluted earnings per share of $3.40, respectively, for the three and nine months ended September 30, 2019, respectively.

Revenue, before fuel surcharge, decreased 0.3% to $109.9 million for the third quarter of 2020 compared to $110.1 million for the third quarter of 2019. Fuel surcharge revenue decreased 35.9% to $12.1 million for the third quarter of 2020 compared to $18.8 million for the third quarter of 2019. Total operating revenue decreased 5.5% to $121.9 million for the third quarter of 2020 compared to $129.0 million for the third quarter of 2019. Revenue, before fuel surcharge, decreased 7.6% to $307.4 million for the first nine months of 2020 compared to $332.8 million for the first nine months of 2019. Fuel surcharge revenue decreased 36.7% to $36.6 million for the first nine months of 2020 compared to $57.8 million for the first nine months of 2019. Total operating revenue decreased 11.9% to $344.1 million for the first nine months of 2020 compared to $390.7 million for the first nine months of 2019.

Joe Vitiritto, President of the Company, commented, “Our quarterly results show marked improvement as compared to the previous quarter of this year where the Company felt the full impact of revenue losses associated with the closing down of three of our top ten customers due to COVID-19 concerns. With the return to operations for these customers and the general increase in nationwide economic activity, we quickly bounced back to a more normal mode of daily activity. While we aren’t satisfied with these results, they are an indication of a strong model which will only require modest adjustments to attain our updated profitability improvement goals.

“The improvement in the macroeconomic environment experienced as a result of most of the country returning to work has created a tightening of truckload capacity. This supply and demand imbalance allowed us to recover the rate declines experienced during the first few months of the pandemic. The page has now been turned and with shippers facing upward rate pressure, we continue to have the momentum necessary to significantly improve our rate structure as we move into the final quarter of 2020 and expect this upward pressure to continue well into next year. A significant portion of our rates in place during the third quarter stemmed from previous contractual commitments made with shippers who will be subject to market rate adjustments as we progress through the fourth quarter of 2020 and early into next year.

“As mentioned last quarter, we launched a company-wide analysis of each cost component which resulted in significant immediate savings as well as savings which will gradually phase in throughout the remainder of the year, and into the future. Given this improved cost model, we have raised our profitability goals to a level where our recent operating results fall closer to the ‘worst-case scenario’ end of the range. With that being said, we realize that cost increases in certain areas such as driver pay and insurance will likely be unavoidable; however, we are positioning ourselves to be able to react faster within the market to offset these cost increases.

“Another lingering effect of the COVID crisis is the impact on our ability to hire enough drivers to fill all of our available trucks. Our current model relies on a strong pipeline of student drivers, and due to social distancing guidelines, schools were limited by capacity restrictions which left us with a pipeline gap that we continue to try to fill. We made progress in this area during the quarter but still have work to do to get back to full capacity utilization. We expect to fill this gap through increased recruiting efforts, training school diversification, and improved driver retention programs and rewards.

“We have continued to implement our pre-COVID capital expenditures program, and at the end of this quarter our average truck age remains one of the newest in the industry at an average age of only 1.6 years old. We believe that our relatively new truck fleet is an important factor in our ability to attract drivers to our fleet, with the added benefit of better fuel efficiency, lower maintenance costs and the latest safety equipment.

“Our Mexico cross-border business also experienced a significant spike in activity during the third quarter, and we expect to continue to grow this business unit by a combination of increased equipment allocation, expansion of the customer base, and more service offerings. We continued to increase our roster of international drivers throughout the third quarter and have already set in motion a fourth quarter equipment allocation plan in order to add to that roster.

“Our Logistics Division, which began to experience a strong recovery at the end of the previous quarter, continued to deliver solid results throughout the third quarter in both its domestic and international business units. As we approached the end of the third quarter, it became clear that record divisional results were in range and by the end, we had achieved record quarterly logistics revenue with near record operating income. We have invested significant resources into this expertly managed portion of our business, and these returns easily confirm our capital allocation to this area.

“During the first nine months of 2020, we purchased 49,755 shares of our common stock and currently have authorization to purchase an additional 179,241 shares of our common stock under our existing plan.

“We remain enthusiastic about our quick recovery, and the prospect of entering the final quarter of the year with positive momentum on the rate front, along with an improved cost structure, provides a high level of confidence that we can achieve our profitability objectives.”

Non-GAAP Financial Measures

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted net income and adjusted diluted earnings per share. The Company defines adjusted net income and adjusted diluted earnings per share as GAAP net income and GAAP diluted earnings per share, respectively, excluding certain significant items, such as unrealized gains and losses on marketable equity securities, and any tax benefit associated with such items. Management believes that reporting adjusted net income and adjusted diluted earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted results may not be comparable to similarly titled measures of other companies. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, net income and diluted earnings per share, respectively, as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share in this press release.

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue, before fuel surcharge	$109,854	$110,149	$307,441	$332,845
Fuel surcharge	12,088	18,845	36,634	57,834
Operating Revenue	121,942	128,994	344,075	390,679

Operating expenses and costs:
Salaries, wages and benefits	30,618	32,920	90,992	94,587
Operating supplies and expenses	20,875	25,455	62,866	73,487
Rent and purchased transportation	41,402	40,740	114,688	128,647
Depreciation	13,404	14,173	41,936	40,975
Insurance and claims	3,145	3,697	5,701	11,871
Other	2,599	3,788	10,410	10,321
(Gain) loss on disposition of equipment	(175)	688	(71)	361
Total operating expenses and costs	111,868	121,461	326,522	360,249

Operating income	10,074	7,533	17,553	30,430

Non-operating (expense) income	(94)	490	(6,209)	3,766
Interest expense	(2,210)	(2,178)	(6,601)	(6,277)

Income before income taxes	7,770	5,845	4,743	27,919
Income tax expense	1,769	1,264	869	6,383

Net income	$6,001	$4,581	$3,874	$21,536

Diluted earnings per share	$1.04	$0.79	$0.67	$3.65

Average shares outstanding – Diluted	5,768	5,799	5,775	5,907

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Truckload Operations

Total miles (in thousands)	47,934	53,845	145,935	162,451
Operating ratio (1)	89.70%	92.62%	93.96%	90.20%
Empty miles factor	7.48%	7.31%	8.88%	7.20%
Revenue per total mile, before fuel surcharge	$1.73	$1.72	$1.67	$1.70
Total loads	89,435	101,047	262,786	303,587
Revenue per truck per work day	$692	$693	$633	$699
Revenue per truck per week	$3,460	$3,466	$3,165	$3,494
Average company-driver trucks	1,516	1,557	1,554	1,512
Average owner operator trucks	358	527	455	551

Logistics Operations
Total revenue (in thousands)	$26,905	$17,706	$63,224	$57,523
Operating ratio	94.31%	95.98%	95.59%	94.01%

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Net Income to Adjusted Net Income

(unaudited)

	Quarter ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income (GAAP)	$6,001	$4,581	$3,874	$21,536

Adjustment to exclude loss (gain) recognized on marketable equity securities	498	559	6,821	(1,888)

Tax (expense) benefit of adjustment (2)	(114)	(122)	(1,251)	432

Adjusted net income (non-GAAP)	$6,385	$5,018	$9,444	$20,080

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Diluted Earnings Per Share to

Adjusted Diluted Earnings Per Share

(unaudited)

	Quarter ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Diluted earnings per share (GAAP)	$1.04	$0.79	$0.67	$3.65

Adjustment to exclude loss (gain) recognized on marketable equity securities	0.09	0.10	1.18	(0.32)

Tax (expense) benefit of adjustment (2)	(0.02)	(0.02)	(0.21)	0.07

Adjusted diluted earnings per share (non-GAAP)	$1.11	$0.87	$1.64	$3.40

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

2)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.